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FORM 4
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                                                          OMB APPROVAL
[ ] Check this box if no longer subject           ------------------------------
    to Section 16. Form 4 or Form 5               OMB Number:          3235-0287
    obligations may continue.  See                Expires:      January 31, 2005
    Instruction 1(b).                             Estimated average burden
                                                  hours per response.........0.5
                                                  ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person*

     McNAMARA                         JAMES               J.
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     (Last)                           (First)             (Middle)

     C/O NATIONAL AUTO CREDIT, INC.
     555 MADISON AVENUE, 29TH FLOOR
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                                      (Street)

     NEW YORK                         NEW YORK            10022
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     (City)                           (State)             (Zip)


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2.   Issuer Name AND Ticker or Trading Symbol

     NATIONAL AUTO CREDIT, INC. [NAKD]
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3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4.   Statement for Month/Day/Year

     NOVEMBER 15, 2002
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5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)

     CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
     -------------------------------------------------
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7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form Filed by One Reporting Person
     [ ]  Form Filed by More than One Reporting Person
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
                     TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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                                                                                              5.
                                                                                              Amount of
                                                                 4.                           Securities     6.
                                       2A.                       Securities Acquired (A)      Beneficially   Ownership
                                       Deemed       3.           or Disposed of (D)           Owned          Form:       7.
                                       Execution    Transaction  (Instr. 3, 4 and 5)          Following      Direct      Nature of
                         2.            Date, if     Code         ------------------------     Reported       (D) or      Indirect
1.                       Transaction   any          (Instr. 8)              (A)               Transac-       Indirect    Beneficial
Title of Security        Date (Month/  (Month/Day   -----------              or               tions(s)       (I)         Ownership
(Instr. 3)               Day/Year)     Year)        Code     V   Amount     (D)    Price      (Instr. 3 & 4) (Instr.4)   (Instr.4)
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
COMMON STOCK,
PAR VALUE $.05           11/15/02                   P            237,400     A    0.1568      2,135,075      D
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

Reminder: Report on a separate ine for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
4(b)(v).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER

                        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                               (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          Deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or              3A.                Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-           Deemed    4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise    3.      Execu-    Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   Trans-  tion      action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      action  Date,     Code     of (D)        (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  Date    if any    (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   (Month/ (Month/   8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  Day/    Day/      -------  ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     Year)   Year)     Code  V   (A)   (D)    cisable  Date      Title    Shares  5)      4)        4)       4)
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
Options to                                                                       Common
purchase                                                                         Stock,
(right to                                                                        par value
buy)         0.664          12/15/02   J(1)  V  250,000      12/15/02  12/14/10  $.05     250,000   -0-    750,000   D
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

Explanation of Responses:

(1) Expected vesting of options granted on December 15, 2000.

    By: /s/ James J. McNamara
            -----------------
            James J. McNamara                           Date 11/15/02
    **Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.


Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.